Exhibit 10.1

SECOND AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT

This SECOND AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT (“Agreement”) was initially executed as of the 1st day of January 2020, was amended and restated as of May 15, 2020, and is hereby being amended and restated as of the 1st day of August, 2021, by and among GPB Capital Holdings, LLC, a Delaware limited liability company with offices located currently at 535 West 24th Street, 6th floor, New York, New York 10011 (“Company”), and its wholly-owned subsidiary, Highline Management Inc., a Delaware corporation with offices located currently at 535 West 24th Street, 6th floor, New York, New York 10011 (“Service Provider”), which has a Board of Directors (“Board”). The Company and the Service Provider are the parties (“Parties” and each a “Party”) to this Agreement.

WHEREAS, the Company is the sponsor of limited partnerships that are operating holding companies (“LPs”) engaged in the business of acquiring and managing, through various holding companies (“Hold Cos”), operating businesses (collectively, “Port Cos”) and certain loans and debt positions held by the LPs and all their affiliates (collectively, “LPs and Affiliates”). The legal names of each of the LPs and Affiliates are listed on Schedule A, which is attached hereto and expressly made a part of this Agreement;

WHEREAS, the Service Provider has employees with extensive experience and knowledge with respect to the management and financial reporting of operating holding companies, holding companies and operating businesses;

WHEREAS, the Company would like to engage the Service Provider to provide strategic and financial and management consulting and oversight services to administer, manage, direct and oversee the day-to-day business affairs, operations and financial reporting of the LPs and Affiliates; and

WHEREAS, the Service Provider is willing to provide strategic and financial and management consulting and oversight services to administer, manage, direct, and oversee the day- to-day business affairs, operations, and financial reporting of the LPs and Affiliates in exchange for the compensation arrangements set forth in this Agreement, subject to the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Parties hereto mutually agree as follows:

Section 1. Term; Termination.

(a)            Subject to the provisions hereinafter, the initial term of this Agreement was January 1, 2020 through December 31, 2022, and herein shall be extended through December 31, 2023 (“New Term”), which New Term shall be automatically extended for successive one-year periods, unless the Agreement is otherwise terminated prior to the end of the New Term in accordance with the terms of this Agreement, or if any Party provides the other Party with written notice of termination at least sixty (60) days preceding the expiration of any Term, in accordance with the terms of this Agreement. As used herein, “Term” means the New Term and each additional extension term of the Agreement.

(b)            Either Party may terminate this Agreement upon the occurrence of a material breach of this Agreement by the other Party (“Breaching Party”); provided, that the Breaching Party shall have fifteen (15) days after the receipt of written notice detailing the alleged breach to cure such breach to the satisfaction of the non-Breaching Party. If the Breaching Party fails to cure such breach within such fifteen (15) day cure period, the non-Breaching Party may elect to immediately terminate this Agreement by providing the Breaching Party with written notice that the Agreement has been terminated. Nonetheless, the Parties may agree in writing to extend the fifteen (15) day cure period for one or more additional fifteen (15) day periods, provided that the ability to cure the breach has been reasonably demonstrated to the Board of the Service Provider.

(c)            Each Party shall provide written notice to the other Party of the occurrence of a “For Cause Event” within five (5) days after the Party becomes aware of such event. The Party who becomes aware of such an event shall promptly terminate the Agreement upon learning of such event. For this purpose, “For Cause Event” means the occurrence of one or more of the following events: (a) breach of either Party’s fiduciary duty owed to the other Party, the LPs and Affiliates; (b) settlement, conviction or entry of a guilty plea or plea of nolo contendere by either Party or one of the Service Providers or the Company’s President, Chief Financial Officer or Chief Compliance Officer (the “Principal Executive Officers”) involving (i) the commission of a crime involving either Party or the LPs and Affiliates (including antifraud laws or laws based upon reckless disregard, knowledge or scienter requirements), (ii) a felony, (iii) fraud, embezzlement, misappropriation of property or dishonesty, (iv) a material violation of federal or state securities laws, or (v) any crime that is materially injurious to either Party or the LPs and Affiliates monetarily or otherwise; (c) gross negligence or willful misconduct by either Party or one of its Principal Executive Officers, that is materially injurious to the Company, the LPs and Affiliates, monetarily or otherwise; (d) obtaining by the Service Provider of any material improper benefit as a result of any material breach of this Agreement; (e) the loss or suspension of either Party’s licenses that are required in order for either Party to carry out its duties and responsibilities to the Company, the LPs and Affiliates unless such license is reinstated within (ninety) 90 days after receiving notice of its loss or suspension; (f) the bankruptcy, liquidation, conservatorship or receivership of either Party; (g) the suspension or imposition of other material disciplinary action by any authority regulating either Party’s conduct; or (h) the illegal use by any of either Party’s Principal Executive Officers of controlled substances that significantly interferes with the performance of the person’s duties to said Party, the LPs and Affiliates or results in serious injury to either Party, the LPs and Affiliates monetarily or otherwise. .

Either Party shall provide prompt written notice to the other Party if any of its Principal Executive Officers becomes disabled or incapacitated or fails, for a period of thirty (30) consecutive days, to devote substantially all of such person’s professional time to the performance of their services under this Agreement in their executive capacity (“Key Person Event”). Following notice to the receiving Party of a Key Person Event, the affected Party (i.e., the Party with the Key Person Event) shall, at its discretion, elect to replace such Principal Executive Officer, or to immediately terminate this Agreement.

Section 2. Services. During the Term, the Service Provider shall provide strategic and financial and management consulting and oversight services to administer, manage, direct, and oversee the day-to-day business affairs, operations, and financial reporting of the LPs with respect to the LPs and Affiliates, including, without limitation, the following services (collectively, “Services”):

(a)            Manage and oversee the day-to-day affairs and operations of the LPs and Affiliates, including developing corporate strategy and business plans and managing annual budgets;

(b)            Manage, oversee and facilitate the accounting and payment function, including necessary cash management services with respect to the operations of the LPs and Affiliates;

(c)            Manage and oversee the administration, operations, financial accounting and financial reporting for the LPs and Affiliates, including managing the preparation of financial statements for the LPs and Affiliates;

(d)            Manage the process for the audits of the financial statements of the LPs and Affiliates (including Public Company Accounting Oversight Board (“PCAOB”) compliance where required), including working with the auditors of the LPs and Affiliates;

(e)            Manage and oversee the process of obtaining independent third-party quarterly valuations of the LPs and Affiliates in accordance with the formation documents of the LPs;

(f)             Consult with, manage and oversee the Advisory Committees of each of the LPs and submit matters for consideration and approval by the Advisory Committee when necessary or appropriate in accordance with the formation documents of the LPs;

(g)            Prepare and submit an annual budget to the Company concerning the projected fees, costs and expenses to be incurred by the Service Provider on an annual basis and provide the Company with updated monthly budgets concerning such items;

(h)            Communicate regularly (no less frequent than weekly) and provide written reports (no less frequent than monthly) concerning the financial status and financial performance of the LPs and Affiliates to the Company, including providing regular (no less frequent than monthly) asset management reports and updated financial models with respect to the LPs and Affiliates;

(i)             Provide periodic market data and information (no less frequent than quarterly) relating to the businesses of the LPs and Affiliates reasonably requested by the Company for investor marketing and communication purposes;

(j)             Review and approve, by a majority of the independent members of the Board, “Significant Transactions” that were approved by the Company’s Acquisition Committee. A Significant Transaction shall mean a transaction that (i) meets any significance test within the definition of Significant Subsidiary contained in Regulation S-X under the federal securities laws, or (ii) based on criteria as otherwise determined by the Board;

(k)            Review and approve any material change in investment strategy of any of the LPs;

(l)             Provide the Board with periodic reports similar to those provided to the Company concerning its projected fees, costs and expenses (annual budget and quarterly updates of the budget) and prepare and provide to the Board such other information (including market data, financial information acquisition and disposition information) that the Board requests;

(m)           Prepare and present to the Board, on a quarterly basis or more frequently as requested, a report on its Services in a format acceptable to the Board;

(n)            Perform such other services as may be reasonably requested by the Company and which are reasonably acceptable to the Service Provider;

(o)            Provide and assist in the oversight and management of legal services related to the Services, but specifically excluding the management of any other legal services for the Company;

(p)            Maintain relevant books and records, under the review and direction of the Company’s Chief Compliance Officer, in order for the Company to meet its registered investment adviser legal and regulatory requirements;

(q)            Provide and assist in the management of investor relations services, including preparing and reviewing promotional, advertising and marketing materials, investor communications, investor reports and press releases, and handling media events and media contacts under the review and direction of the Company’s General Counsel, provided that the Service Provider shall have no responsibility for the regulatory, legal and compliance aspects of such communications; and

(r)             Manage, assist in and provide all general administrative functions, including but not limited to, human resources services, day-to-day administrative functions, and management of any physical offices or facilities for the Company.

The Service Provider may perform Services under this Agreement directly, through its employees or agents, and/or by using such consultants, counsel, or advisors as the Service Provider may engage for such purpose in its reasonable judgment and discretion, provided that the Service Provider shall oversee and be responsible for the acts or omission of such employees, agents, consultants, counsel, or advisors. Notwithstanding anything to the contrary herein, the Services shall not include any Port Cos as to which the Company does not own a controlling interest during the Term, and the Service Provider shall have no obligation to provide the Services with respect to such Port Cos.

Section 3. Exclusivity. During the Term, the Service Provider shall devote all of its time, personnel, resources, and efforts to providing the Services to the Company, the LPs and Affiliates, along with their affiliates and assigns in respect of the LPs and Affiliates, and the Service Provider shall not provide services, assistance or advice to any entity other than the Company and the LPs and Affiliates.

Section 4. Fees and Expenses. As compensation for the Services to be rendered by the Service Provider during the Term, the Company shall pay to the Service Provider an amount agreed to by the Parties from time to time, which amount shall be based on the Service Provider’s estimated budget for any agreed upon period during the Term, which shall be prepared by the Service Provider and delivered to the Company, in writing. Among other things, the budget shall include itemized fees, costs and expenses that are expected to be incurred by the Service Provider in providing the Services. For each period, the compensation to be paid to the Service Provider shall be considered and approved by the Board (including a majority of its independent Board members). The compensation shall be paid by the Company to the Service Provider at times agreed to by the Parties. However, the Company may elect to advance the Service Provider from time to time sufficient funds to cover the Service Provider’s projected fees, costs and expenses to be incurred by the Service Provider for any agreed upon upcoming period.

Section 5. Status of Service Provider. In the performance of the Service Provider’s duties, responsibilities and obligations hereunder, the Parties acknowledge that the Service Provider shall act independent of the Company’s control as to the manner and methods of providing its Services, except as specified in this Agreement. Neither the Service Provider nor any of its Board members, officers, employees, agents or representatives shall be considered an officer, employee, agent, or representative of the Company or any of its affiliates solely by reason of the provision of Services under this Agreement. Nonetheless, the Parties may potentially share resources, including personnel and facilities, as agreed to by the Parties.

Section 6. Confidential Information.

(a)            The Service Provider acknowledges that (i) the Company’s trade secrets, private or secret processes, other proprietary and confidential information, as such may exist now or in the future, concerning, among other things, the LPs and Affiliates, enforcement actions and litigation involving, among other things, the owner of the Company and the Company itself, and other confidential matters, designs, products, services, development, technical information, procurement and sales activities and procedures, promotion and pricing techniques, and credit and financial data concerning customers (collectively, “Confidential Information”) are valuable, special and unique assets of the Company, and (ii) all knowledge and information described in clause (i) is not in the public domain and should be considered Confidential Information. The Company has agreed to provide access to its Confidential Information to the Service Provider in connection with the provision of the Services hereunder, provided that the Service Provider vigorously maintains the proprietary and confidential nature of such information.

(b)            The Service Provider agrees that while it is providing Services under this Agreement, and for two (2)  years after the Term hereof, neither it nor any of its officers, employees, counsel, agents or consultants will disclose any Confidential Information to any person or other entity for any reason or purpose whatsoever, except as necessary (i) in the performance of the Services hereunder, (ii) in accordance with the provisions of this Agreement, or (iii) as required by state or federal regulators or a court of competent jurisdiction. In addition, neither the Service Provider nor any of its officers, employees, agents, advisors or consultants will make use of any such secrets, processes or information (other than information in the public domain) for the Service Provider’s own purposes or for the benefit of any person or other entity (except the Company) under any circumstances during or after the Term hereof. The Service Provider agrees that it (i) will implement appropriate policies and procedures to make sure that Confidential Information is not disclosed to or used by unauthorized entities or persons, and (ii) has a continuing obligation to strictly protect the confidentiality of all the Company’s Confidential Information and will not, without the Company’s prior consent, use, copy, publish or otherwise disclose any such Confidential Information to any person or entity either while the Service Provider is providing Services to the Company or after the Service Provider ceases to provide the Services.

(c)            The Parties acknowledge and agree that Confidential Information does not include information that (i) is now or subsequently becomes generally available to the public through no wrongful act of, or breach of this Agreement by, the Service Provider; (ii) is independently created by the Service Provider without direct or indirect use of the Confidential Information as evidenced by appropriate documents; or (iii) is rightfully received, free of confidentiality restrictions, by the Service Provider from a third-party, unless the Service Provider is notified by the Company of misappropriation by said third-party promptly after the Company becomes aware of such misappropriation.

(d)            The Company acknowledges that one or more of the Service Provider’s Board members, officers, consultants, employees, advisors, agents, or counsel may serve as board members, officers, consultants, employees, advisors, agents, or counsel to other entities. No other entity shall be deemed to have received, or to have been made aware of, Confidential Information solely as a result of the provisions of Services by such Board members, officers, consultants, employees, advisors, agents, or counsel to such other entity. It is expressly understood and agreed that nothing herein shall be deemed to limit or prevent in any manner the investment or consideration for investment by the Service Provider in any entity that is engaged in the same or related fields of business as that engaged in (or proposed to be engaged in) by the Company or the LPs and Affiliates.

Section 7. Work Product. If, as part of the Services being provided hereunder, the Company requests the Service Provider to prepare any work product and deliverables such as presentations, brochures, manuals and/or other such documents, such work product and deliverables, and the copyrights therein, shall be the property of the Company and shall be considered proprietary and Confidential Information of the Company. The Service Provider shall not sell, copy, distribute, or use the work product produced for the Company, or any portion thereof, for its own purpose or that of any officer, consultant, employee, advisor, agent, or counsel to the Service Provider or any other entity, except as expressly permitted by the Company or as requested by state or federal regulators or their authorized agents.

Section 8. Indemnification.

(a)            The Company agrees to indemnify, defend and hold harmless the Service Provider, its Board, the individual Board members, officers, employees, consultants or advisors (“Service Provider Indemnitees”) from and against any and all losses, damages, costs, liabilities, suits, claims, charges, reasonable attorney’s fees, payments, and expenses (collectively, “Losses”), whether arising in disputes between or among the Parties or with third-parties by reason of or arising out of or attributable to or otherwise relating to this Agreement including, without limitation, the performance of its duties hereunder, except as a result of the gross negligence, bad faith, willful misfeasance, intentional wrongdoing, or reckless disregard of obligations or duties of the Service Provider Indemnitee in providing Services under this Agreement. The Company shall also upon written request advance to any Service Provider Indemnitee any fees, charges or disbursements of reasonable legal counsel or other fees, disbursements or expenses as they are incurred (i) in investigating, preparing, pursuing, settling or defending or assisting in the defense of any action or other proceeding (whether formal or informal) or threat thereof relating to any of the matters covered by the indemnification set forth above and (ii) in connection with enforcing the Indemnitee’s rights under this Agreement; provided, however, that in the event and to the extent that it is finally judicially determined by a court of competent jurisdiction that the Losses of such Service Provider Indemnitee arose from or related to the gross negligence, bad faith, willful misfeasance, intentional wrongdoing, or reckless disregard of obligations or duties of the Indemnitee under this Agreement, the Service Provider Indemnitee will promptly remit to the Company any amounts advanced or reimbursed under this sentence. For avoidance of doubt, in addition to the insurance coverage detailed above provided by the Company, the Board may have separate Side A insurance in an amount determined by the Board to be appropriate after consultation with independent insurance experts. The rights of indemnification provided in this section shall not be exclusive of or affect any other rights to which the Service Provider Indemnitees may be entitled by contract or otherwise by law.

(b)            The Service Provider shall indemnify and hold harmless the Company and each of its officers, employees, consultants or advisors and interest holders, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act of 1933, as amended (“Company Indemnitee”), against any and all Losses by reason of or arising out of or attributable to (i) any action or inaction by the Company taken in good faith pursuant to and consistent written instructions from the Service Provider; (ii) the gross negligence, bad faith, willful misfeasance, intentional wrongdoing, or reckless disregard of obligations or duties of the Company Indemnitee under this Agreement; or (iii) the material breach by the Company Indemnitee of any representation or warranty hereunder. The rights of indemnification provided in this section shall not be exclusive of or affect any other rights to which the Company Indemnitees may be entitled by contract or otherwise by law.

Section 9. Regulatory. The Parties acknowledge and agree that each will comply, in all material respects, with all laws, rules and regulations applicable to each entity under federal, state and local law with respect to the operation of their business. The Parties acknowledge and agree that the Service Provider is not an investment adviser required to be registered with the Securities and Exchange Commission or any state securities authority, solely as a result of the Services it provides to the Company under this Agreement.

Section 10. Entire Agreement. This Agreement constitutes the entire understanding among the Parties relating to the provision of Services contemplated herein and there are no covenants, conditions, representations or agreements, oral or written, of any nature whatsoever, other than those contained herein, relating to the provision of Services contemplated herein.

Section 11. Amendments. No amendment, alteration, or modification of this Agreement shall be binding upon the Parties hereto unless said amendment, alteration, or modification is in writing and signed by all parties hereto.

Section 12. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is enforceable in part but not in whole, the provision will be enforced to the maximum extent permitted by applicable law.

Section 13. Waiver. The waiver of a breach of any term of this Agreement by any of the Parties hereto shall not operate or be construed as a waiver by such Party of the breach of any other term of this Agreement or as a waiver of a subsequent breach of the same term of this Agreement.

Section 14. Joint Efforts. If any ambiguity or question of intent or interpretation arises, then (a) each provision of this Agreement shall be construed as if negotiated and drafted jointly by the Parties and (b) no provision shall be construed more severely against any Party. Without limiting the generality of the preceding sentence, no presumption or burden of proof shall arise or apply favoring or disfavoring any Party by virtue of the authorship of any one or more provisions of this Agreement.

Section 15. Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be delivered personally or sent by facsimile, overnight delivery, or registered mail, return receipt requested, to the Parties at the addresses set forth on the signature page of this Agreement or at such other addresses as either Party may designate to the other in writing. Notices delivered personally or by overnight delivery shall be effective upon delivery. Notices properly addressed and delivered by certified mail, return receipt requested, shall be effective upon deposit with the United States Postal Service. Notices sent by facsimile shall be effective upon confirmation of transmission.

Section 16. Dispute Resolution. The Parties will attempt in good faith to resolve any dispute or claim arising out of or in relation to this Agreement (a “Dispute”) through negotiations between a Principal Executive Officer of each of the Parties with authority to settle the relevant dispute. Within ten (10) business days after delivery of a notice of Dispute, the receiving Party shall submit a written response. If the Dispute cannot be settled through negotiation, the Dispute shall be settled by binding arbitration in New York City before one (1) arbitrator, and administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. An award of arbitration may be confirmed in a court of competent jurisdiction.

Section 17. Assignment. The Service Provider shall not assign, transfer or convey this Agreement, or in any way encumber the compensation or other benefits payable to it hereunder, except with the prior written consent of the Company.

Section 18. Binding Effect. This Agreement shall be binding on the Parties and their respective successors and permitted assigns.

Section 19. Counterparts. This Agreement may be executed in two or more counterparts and by facsimile or delivery via the internet utilizing ..pdf or similar format, each of which shall constitute an original, but all of which together shall constitute but a single document.

Section 20. Headings. Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

Section 21. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the “conflict of laws” provisions. Subject to Section 16, each Party consents to the in personam jurisdiction of the state and federal courts located in the State of Delaware in connection with any claim or dispute arising under or in connection with this Agreement. Each Party consents to service of process by U.S. mail.

Section 22. Waiver of Jury Trial. SUBJECT TO SECTION 16, AND IF AND ONLY AS APPLICABLE, IF AT ALL, EXCEPT TO THE EXTENT PROHIBITED BY ANY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, CAUSE OF ACTION, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH OF THE PARTIES ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY EACH OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 22 CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH SUCH PARTY IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY OF THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH OF THE PARTIES TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 23. Survival. The provisions of Sections 6, 7, 8, 16, 21 and 22 shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

HIGHLINE MANAGEMENT INC.

By:	/s/ Michael Frost
Name:	Michael Frost
Title:	President

ACKNOWLEDGED AND ACCEPTED BY:

GPB CAPITAL HOLDINGS, LLC

By:	/s/ Robert Chmiel
Name:	Robert Chmiel
Title:	Chief Executive Officer

SCHEDULE A

A.	List of Limited Partnerships and other Entities (“LPs”)

1.	GPB Holdings, LP

2.	GPB Holdings Qualified, LP

3.	GPB Automotive Portfolio, LP

4.	GPB Holdings II, LP

5.	GPB Cold Storage, LP

6.	GPB NYC Development, LP

7.	Armada Waste Management, LP

8.	GPB Automotive Income Fund, Ltd.

9.	GPB Automotive Income Sub-Fund, Ltd.

B.	List of Holding Companies (“Hold Cos”)

As periodically updated between the Parties

C.	List of Portfolio Companies (“Port Cos”)

As periodically updated between the Parties